Exhibit 10.9

POINT Biopharma Corp.

22 St. Clair Ave. East, Suite 1201,

Toronto, ON M4T 2S3

William Demers

POINT Biopharma Corp. Employment Agreement

July 24, 2020

POINT Biopharma Corp. Employment Agreement

to be effective as of and from

the Effective Date (as defined below)

PRIVATE AND CONFIDENTIAL

William Demers

Dear William:

Re:	Terms of Employment of William Demers (“you” or the “Employee”) with POINT Biopharma Corp. (the “Company”)

This Agreement (as defined below) sets out the terms and conditions of your employment by the Company and will constitute your employment agreement.

For and in consideration of the promises herein and other valuable consideration, the parties agree as follows:

Article 1 Interpretation

1.1	Definitions

For the purposes of this Agreement:

1.1.1	“$” means CDN dollars.

1.1.2	“Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person.

1.1.3	“Agreement” means this employment agreement and the exhibits hereto.

1.1.4	“Base Salary” shall have the meaning set out in Section 3.2 (Base Salary)

1.1.5	“Business” means the business of the Company described in Exhibit 1.1.5.

1.1.6	“Business Information” means all business information, including information regarding:

.1	commercial strategies, business plans, business methods, corporate plans, management systems, finances, new business opportunities, marketing or sales of any past, present or future product or service, including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material;

.2	financial information, compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments or other confidential information; and

.3	the name, address, telephone number, contact name and identity of each of the Key Contacts, the nature of their business operation, and all confidential aspects of their business relationship or potential business relationship with the Company or any Affiliate of the Company.

1.1.7	“Cause” shall have the meaning set out in Section 6.6 (Termination by Company for Cause).

1.1.8	“Chief Financial Officer” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.9	“Change of Control” shall be deemed to have occurred if any of the following occurs after the Effective Date and before the Termination Date:

.1	any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire such shares or interests, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership interests) of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of the Company representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock; or;

.2	a sale of substantially all of the assets of the Company; or

.3	the Company enters into a merger, reverse-merger, amalgamation, arrangement, consolidation or other form of business combination, share exchange, reorganization, recapitalization, transfer or other similar transaction with another Person (whether or not the Company the surviving entity) and as a result of such transaction (a) the members of the board of directors of the Company immediately prior to such transaction constitute less than a majority of the members of the board of directors of the Company or such surviving entity immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of the Company immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of the Company representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity immediately following such transaction.

Notwithstanding the foregoing, a Change of Control resulting from a Financing or from corporate changes between Company Affiliates is deemed not to be a Change of Control for the purposes of this Agreement.

1.1.10	“Confidential Information” means all non-public information, knowledge, or data pertaining to the business, affairs and technology of the Company or any Affiliate of the Company, including:

.1	Technical Information and Business Information;

.2	your Work Product; and

.3	information secured by the Company from Persons subject to an obligation of confidentiality;

and, in all cases, all copies and tangible embodiments thereof, in whatever form or medium, all whether furnished or prepared before or after the Effective Date.

1.1.11	“Control or Controls” means, in relation to a corporation or a partnership, as the case may be:

.1	the right to cast a majority of the votes that may be cast at a general meeting of the shareholders of a corporation;

.2	the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation;

.3	to hold more than 50% of the interests of a partnership other than a limited partnership; and

.4	to be the general partner of a limited partnership.

1.1.12	“Effective Date” shall have the meaning set out in Section 2.4

1.1.13	“Financing” means capital secured for, and accepted by, the Company including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of the Company.

1.1.14	“Inventions” means any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

1.1.15	“Key Contacts” means the actual and potential: licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers, lenders or merger candidates, suppliers and customers of the Company or any Affiliate of the Company.

1.1.16	“Notice Period” shall have the meaning set out in Section 6.1 (Termination by Employee)

1.1.17	“Objectives” shall have the meaning set out in Section 3.3 (Annual Bonus)

1.1.18	“Option Agreement” shall have the meaning set out in Section 3.5 (Stock Options).

1.1.19	“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, Company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

1.1.20	“Technical Information” means all technical information of the Company or any Affiliate of the Company, including information regarding knowledge or data of an intellectual, technical, scientific or industrial nature, including compositions of matter, techniques, specifications, standards, technical data, uses of matter, practices, methods, computer data, scientific strategies and concepts, clinical and regulatory strategies and concepts, test data, research data, analytical and quality control data, formulation data, manufacturing data, development information, filings for the protection of intellectual property protection, drawings, specifications, designs, plans, proposals, reports, formulas, compilations, research data and manuals.

1.1.21	“Term of Employment” means the period from the Effective Date until the date on which your employment with the Company ceases in accordance with Article 6.

1.1.22	“Termination Date” shall have the meaning set out in Section 6.7.

1.1.23	“Work Product” means any and all works of authorship, including

.1	all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company; and

.2	all Technical Information and Business Information resulting from any work performed by you for the Company; and includes all analyses, compilations, studies, reports or other documents prepared by you based upon or including any such information, data or knowledge of the Company or any Affiliate of the Company.

Article 2 Position, Duties and Service

2.1	Position and Duties

You will be employed by and will serve the Company, having the duties and functions customarily performed by, and having all responsibilities customary to, Chief Financial Officer, including those described in Exhibit 2.1.

You will report directly to the CEO of the Company. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the CEO, Board, or by a committee or person expressly designated for such purposes by the Board.

2.2	Changes to Duties

Your duties and functions pertain to the Company or any Affiliate of the Company and may be varied or added to from time to time by the CEO and the Board in its discretion.

2.3	Service to the Company

During the Term of Employment, you will:

2.3.1	well and faithfully serve the Company, at all times act in the best interests of the Company, and, to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;

2.3.2	apply your skill and experience to the performance of your duties in such employment;

2.3.3	comply with all policies and procedures from time to time formulated by the Company;

2.3.4	devote all of your working time, attention and energies to the business and affairs of the Company; and

2.3.5	not, without the prior approval of the Company, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company, firm or person other than the Company, except as disclosed in Exhibit 2.3.5 or as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

2.4	Term

The terms and conditions of this Agreement shall have effect as and from August 17, 2020 (the “Effective Date”) and throughout the Term of Employment.

Article 3 Compensation Generally

3.1	No Other Compensation or Benefits

You will be compensated as set out in this Article. Unless otherwise agreed by the parties in writing, you expressly acknowledge and agree that you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement, the Option Agreement and as expressly required by applicable employment standards legislation.

3.2	Base Salary

During the Term of Employment, the Company will pay you an annual base salary (the “Base Salary”) at the rate of $225,000 per annum, payable on a bi-weekly basis (26 pay periods), subject to applicable withholdings and deductions. The Base Salary will be reviewed on an annual basis, or as otherwise determined by the Company. Any merit increases are subject to the approval and discretion of the Board. As a managerial employee of the Company, you are not entitled to overtime pay.

3.3	Annual Bonus

An annual bonus will be in effect, and is based on you meeting established performance objectives and due 30 days after the board has approved the corporate yearend financial statements. During the Term of Employment, you will be eligible for a target cash bonus of up to 25% of your Base Salary under this Agreement if the Board (or the Company’s Compensation Committee), in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the CEO and Board (or the Company’s Compensation Committee) in consultation with you. Payment of the performance bonus (less all applicable statutory deductions by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), and within 30 days after the board has approved the corporate yearend financial statements, provided that, except as otherwise set out in this Agreement, at the time of such approval, you hold current active employment status with the Company. You acknowledge that participation in any incentive or bonus plan during any one year confers no rights upon you or any obligations on the Company to continue the plan or entitle you to participate in the plan in succeeding years. Except only as expressly required by the applicable employment standards legislation, as amended, no incentives or bonuses will be paid or are payable to you following the Termination Date and you waive any entitlement to damages in lieu thereof whether pursuant or attributable to any common law notice period or otherwise.

3.4	Signing Incentives

Subject to the approval of Board of Point BioPharma Inc. (the “Parent”), you will be granted a non-qualified option to purchase 50,000 shares of the Common Stock of Parent (the “Option”), subject to the terms and conditions applicable to options granted under the Equity Incentive Plan and the stock option agreement (together with the Equity Incentive Plan, the “Option Agreement”). The exercise price per share of the Option will be equal to the fair market value per share of the Parent’s Common Stock on the date the Option is granted, as determined by the Parent Board.

3.5	Stock Options

From time to time, subject to the terms and conditions of the Option Agreement and at the approval of the Board of Directors, you may be entitled to receive an annual performance-based allocation of stock options in the Company equivalent in shares to 20% of your salary, i.e. $225,000 X 20% = 45,000 shares.

Except only as expressly required by applicable employment standards legislation, as amended, or expressly required by the terms of this Agreement, as of the Termination Date, there shall be no further awards of or vesting of stock options, restricted stock units, or other equity-based compensation, and any unvested stock options, restricted stock units, or other equity-based compensation shall immediately be cancelled and terminate, and you waive any entitlement to damages in lieu thereof whether pursuant or attributable to any common law notice period or otherwise.

3.6	Stock Options in the Event of a Change of Control

Subject to the terms and conditions of the Option Agreement, in the event that as of the date of a Change of Control, you hold unvested stock options that had been granted to you under the Option Agreement, such unvested stock options shall immediately vest and shall be exercisable in accordance with the terms and conditions of the Option Agreement.

3.7	Reimbursement for Expenses

As of the Effective Date, the Company agrees to reimburse you for reasonable travelling and other expenses incurred in the course of employment. For all such expenses, you will be required to keep proper accounts and to furnish such statements and vouchers to the Company.

3.8	Vacation

During the Term of Employment, you will be entitled to 20 working days’ vacation, pro-rated for any partial year of employment. The Company reserves the right to request that vacations be scheduled so as not to conflict with business needs. While you must take at least your minimum statutory entitlement to vacation each year, any unused vacation balance remaining at calendar year end in excess of minimum statutory vacation entitlements may be carried over into the subsequent calendar year to a cumulative maximum not exceeding 40 working days of vacation. Subject to applicable employment standards legislation, any vacation carried over in excess of 40 days will be forfeited.

3.9	Benefits

During the Term of Employment, the Company will provide for group health, drugs, dental, vision and life insurance benefits through a mutually agreeable arrangement as is made available to its executives from time to time. You hereby acknowledge that coverage under any benefit plan, or alternate plan arrangement as agreed upon in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

Article 4 Intellectual Property Rights

4.1	Obligation of Confidentiality

You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of Confidential Information. You agree that unless the Company otherwise agrees in writing or except as required by law or disclosed pursuant to a confidential disclosure agreement executed by the Company and the recipient:

4.1.1	you will keep all Confidential Information learned or acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;

4.1.2	all Confidential Information shall, as between you and the Company, be and remain the property of the Company; and

4.1.3	you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any Person other than the Company, or use any Confidential Information for the benefit of any Person other than the Company.

The above obligations with respect to Confidential Information shall not apply to Confidential Information which has become available to the general public through no fault of your own.

4.2	Disclosure of Work Product

You agree to promptly and fully inform the Company of all of your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company or any Affiliate of the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company, you will immediately deliver up to the Company all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of the Company.

4.3	Assignment of Rights

You will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all of your Work Product and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, copyrights, trademarks, and applications filed therefore and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for the Company. You agree that the Company’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder shall extend to every country of the world.

4.4	Moral Rights

You agree to hereby waive in whole all moral rights and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain, the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fit in its absolute discretion.

4.5	Goodwill

You hereby agree that all goodwill you have established or may establish with Key Contacts relating to the business or affairs of the Company or any Affiliate of the Company, both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

4.6	Assistance

You hereby agree to assist the Company, at the Company’s request and expense, both during your Term of Employment and at all times after termination of your Term of Employment for any reason whatsoever, in:

4.6.1	making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of the Company for such applications;

4.6.2	making applications for all other forms of intellectual property registration relating to your Work Product;

4.6.3	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

4.6.4	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

4.7	Assistance with Proceedings

You further agree to lend such assistance as you can, at the Company’s request and expense, in connection with any enforcement of the Company’s intellectual property rights or defense to an allegation of infringement of another Person’s intellectual property rights, invalidity proceedings respecting, opposition to, or intervention regarding any applications for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

Article 5 Conflicts and Restrictive Covenant

5.1	Disclosure of Conflicts of Interest

During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

5.1.1	the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company or any Key Contact;

5.1.2	every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Company or any Affiliate of the Company, or your duties and obligations under this Agreement; and

5.1.3	the nature and extent of any conflict referred to in Sections 5.1.1 and 5.1.2.

5.2	Avoidance of Conflicts of Interest

You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 5.1 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 5.1. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding with any other Person that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not prior to the Effective Date entered into any such agreement, arrangement or understanding.

5.3	Restrictive Covenant

During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 24 months thereafter for Section 5.3.3, regardless of the reason for such termination, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:

5.3.1	carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking within Canada that:

.1	is involved in the business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

.2	competes with the Company with respect to any aspect of the Business; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

5.3.2	agree to be employed by, or agree to provide services within Canada to any Person that was a Key Contact (but in any case, with whom you have had business contact during the two years prior to the termination of the Term of Employment, or with whom you have had business contact in the course of your employment with the Company if less than 24 months) for any business purpose that is competitive with the Business; or

5.3.3	solicit, divert, entice or take away from the Company or any Affiliate of the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Affiliate of the Company, or any Person that was an employee or contractor of the Company or any Affiliate of the Company (but in any case, with whom you have had business contact during the two years prior to the termination of the Term of Employment, or with whom you have had business contact in the course of your employment with the Company if less than two years) to terminate, discontinue or alter to the detriment of the Company, his, her or its employment relationship with the Company or its Affiliates.

5.4	Provisions Reasonable

You hereby acknowledge and agree that:

5.4.1	during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and established relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Affiliate of the Company dealing with such Persons; and

5.4.2	in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business and any Affiliate of the Company.

5.5	Right to Use Employee’s Name and Likeness

During the Term of Employment, you hereby grant to the Company the right to use your name, likeness and/or biography in connection with services performed by you under this Agreement and in connection with the advertising or exploitation of any project with respect to which you perform services for the Company.

Article 6 Termination

6.1	Termination by Employee

You may resign from your position at any time, but only by giving the Company at least 30 days prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Company may accelerate your resignation, in lieu of the Notice Period or any part thereof, by notice in writing to you and payment to you of any compensation and continuation of benefits due to you for the balance of the 30-day Notice Period pursuant to this Agreement, less applicable statutory deductions.

6.2	Termination by Company Without Cause

The Company may terminate your employment at any time without Cause (as defined below) in accordance with the terms set out in this Agreement and by giving you written notification of termination. In the event that your employment is so terminated, you will have the common law duty to mitigate your damages.

6.3	Consequences of Termination Without Cause Unrelated to a Change of Control

Subject to Section 6.4, on the giving of any notice referred to in Section 6.2, the Company shall provide you with the greater of either (i) 3 months’ Base Salary, bonus (3.3), in addition to 1 month for every year of service (or part thereof) to the Company upon and effective at 3 years of employment,, or (ii) the minimum notice or pay in lieu of notice and severance pay, if applicable, that is expressly required by applicable employment standards legislation. In the case of either Section 6.3(i) or (ii), your participation in Company benefits plans will be continued for the minimum period expressly required by applicable employment standards legislation. Other than as set out in this Section and Section 6.7, you will not be entitled to any additional notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause unrelated to a Change of Control pursuant to this Section 6.3.

6.4	Consequences of Termination Without Cause After a Change of Control

On the giving by the Company to you of the written notice referred to in Section 6.2: (i) at the same time as, or within the twelve (12) month period following, the consummation of a Change of Control, or (ii) within the thirty (30) day period prior to the date of the consummation of a Change of Control where such Change of Control was under consideration by the Board at the time of your termination, then the following terms apply in substitution of the compensation and benefits referred to in Section 6.3 above:

6.4.1	the Company shall provide you with the greater of either (i) 6 months’ Base Salary and bonus (3.3), in addition to 1 month for every year of service (or part thereof) to the Company, upon and effective at 3 years of employment., or (ii) the minimum notice or pay in lieu of notice and severance pay, if applicable, that is expressly required by applicable employment standards legislation, plus in the case of either Section 6.4.1(i) or (ii), your participation in Company benefits plans will be continued for the minimum period expressly required by applicable employment standards legislation; and

6.4.2	as set out in and subject to the terms of Section 3.5 above, as of the date of the consummation of the Change of Control, any unvested stock options granted to you under the Option Agreement will vest and be exercisable in accordance with the terms and conditions of this Option Agreement.

Other than as set out in this Section and Section 6.7 below, you will not be entitled to any additional vesting, notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause after a Change of Control pursuant to this Section 6.4.

6.5	Termination in the Event of Death

Your employment shall terminate immediately upon your death and the Company shall pay your estate any amounts which may be due and remaining unpaid at the time of the termination of employment, in accordance with applicable employment standards legislation.

6.6	Termination by Company for Cause

Notwithstanding any other provision in this Agreement, the Company may at any time summarily terminate your employment, without any obligation to provide notice of pay in lieu of notice, for “Cause”, in which case you will only be entitled to receive such compensation and benefits as are expressly required by applicable employment standards legislation. In this Agreement, “Cause” means any of the following:

6.6.1	commission of theft, embezzlement, fraud, obtaining funds or property under false pretenses or similar acts of misconduct with respect to the property of the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors;

oral or written representations made by you to the Company or any Affiliate of the Company with the intent to deceive or mislead; commission of an act of malfeasance, dishonesty or breach of trust against the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors, including a breach by you of any of your covenants or obligations under Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest) or Section 5.3 (Restrictive Covenant);

6.6.2	the entering of a guilty plea by you or your conviction for a serious criminal offence which impacts adversely on the Company or any Affiliate of the Company;

6.6.3	repeated and continued failure to fulfill your duties or obligations of employment or your breach of any material obligations and covenants under this Agreement. Termination for such “Cause” shall only occur if you have been given written notice of such failure to fulfill your duties or obligations and you have been given an opportunity to correct such behavior;

6.6.4	the termination of your employment with POINT Biopharma Corp. other than a termination pursuant to section 6.2 ; or

6.6.5	any other misconduct or omission that amounts to just cause for summary dismissal at common law. In the event the Company dismisses you for cause pursuant to this Section 6.6 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal to the compensation that would have been due to you had the Company terminated your employment pursuant to Section 6.3 (Consequences of Termination Without Cause), less any amounts earned by you in mitigation.

6.7	Termination Date and Full Satisfaction

“Termination Date” means the earlier of: (i) the date on which you are notified in writing by the Company of the termination of your employment for any reason, and (ii) the date on which you notify the Company of your resignation from employment for any reason, but in any case, without regard to any payment or notice period to which you might then be entitled.

It is agreed that as a result of the termination of your employment, for any reason, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control) and Section 6.6 (Termination by Company for Cause), whichever is applicable, except that you shall remain receive all salary and other amounts, if any, which are then due and owed to you as of the Termination Date, in addition to any accrued but unpaid vacation pay and any other minimum entitlements expressly required to be provided to you by applicable employment standards legislation. Payment of any amounts pursuant to Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control), and Section 6.6 (Termination by Company for Cause) shall be subject to the withholding of all applicable statutory deductions by the Company. You will be required to execute a standard release of claims document in a form satisfactory to the Company in order to receive any payments in excess of those required by applicable employment standards legislation.

Article 7 General

7.1	Agreement Confidential

Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory or securities requirement.

7.2	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

7.3	Counterparts

This Agreement may be executed in several counterparts (including by fax or electronic transmission), each of which when so executed shall be deemed to be an original and shall have the same force and’ effect as an original but such counterparts together shall constitute but one and the same instrument.

7.4	Entire Agreement

The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. You further acknowledge and agree that you have not relied on any representation made by the Company, or any of its employees or agents, except as specifically set out in this Agreement.

7.5	Further Assurances

Each of the parties hereto will, on demand by the other party hereto, execute and deliver all such further documents and instruments and do all such further acts and things as the party may either before or after the execution and delivery of this Agreement reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

7.6	Governing Law

This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the Province of Ontario and the law of Canada applicable therein, without regard to the principles of conflicts of law. The courts of Ontario (and the Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder, and each of the parties hereto irrevocably attorns to the jurisdiction of said courts.

7.7	Independent Legal Advice

You acknowledge and agree that the Company has given you the opportunity to seek, and has recommended that you obtain, independent legal advice with respect to the subject matter of this Agreement and, further, you hereby represent and warrant to the Company that you have either sought independent legal advice or have waived your right to obtain such advice.

7.8	Injunctive Relief

You acknowledge and agree that any breach or threatened breach of any of the provisions of, Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest), or Section 5.3 (Restrictive Covenant) could cause irreparable damage to the Company, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section 7.8 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

7.9	Non-Disparagement

You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any Person regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.

7.10	Notice

Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered or on the day following the sending when sent by facsimile transmission, addressed to the appropriate party as set forth below:

If to the Employee:

William Demers

If to the Company:

POINT Biopharma Corp.
22 St. Clair Ave. East, Suite 1201,
Toronto, ON M4T2S3

Attention: CEO, Joe McCann

With a copy to (which shall not constitute notice):

Goodmans LLP
Bay Adelaide Centre - West Tower
333 Bay Street, Suite 3400
Toronto, ON
M5H 2S7

7.11	Publicity

You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

7.12	Severability

If any provision of this Agreement is determined to be void, illegal or unenforceable, such provision will be construed to be separate and severable from this Agreement and will not impair the validity, legality or enforceability of any other provision of this Agreement and the remainder of this Agreement will continue to be binding on the parties hereto as if such provision had been deleted.

7.13	Surviving Obligations

Upon termination of this Agreement for any reason, any obligations which by their terms or nature, must extend beyond the date of termination to be effective shall survive termination of this Agreement. Without limiting the foregoing, your obligations under Section 5.3 (Restrictive Covenant), Section 5.4 (Provisions Reasonable), Article 6 (Termination) and Article 7 (General) shall survive and remain in full force and effect following the termination of this Agreement.

7.14	Waiver

Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

7.15	Acceptance

If the foregoing terms and conditions are, are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Yours truly,
POINT Biopharma Corp.

Per:	/s/ Joe McCann
Authorized Signatory

Joe McCann, Chief Executive Officer

Acknowledged and Agreed:

I acknowledge that I have had sufficient time to thoroughly review this agreement and obtain the advice that I deem appropriate regarding its terms and conditions. I have read, understand and voluntarily accept employment with POINT Biopharma Corp. on the terms and conditions set out above.

July 29, 2020	/s/ William Demers
Date	William Demers

Exhibit 1.1.5: Description of the Business

The Company is a clinical stage pharmaceutical company focused on the development and commercialization of radiotherapeutics and theranostic products. The Company will compete in therapeutic categories related to the use of radiotherapeutics and theranostic products in oncology.

Exhibit 2.1: Description of Duties - Chief Financial Officer

The Chief Financial Officer reports directly to the Chief Executive Officer (CEO) and leads the financial and Corporate Risk Management aspects of the Company, including making strategic decisions to achieve the Company’s stated business and financial objectives. The departments/activities within scope of the role include financial analysis and reporting, AP/AR, payroll, admin/legal, HR and IT.

ESSENTIAL DUTIES AND RESPONSIBILITIES

•	Work with the CEO and leadership team to develop corporate objectives aimed at achieving the Company’s short-term and long-term goals;
•	Provide leadership and contribute directly to ensure functional areas meet performance goals and other functional areas within POINT Biopharma Inc., POINT Biopharma Corp. and POINT Biopharma USA Inc. are supported. Functional areas reporting to the CFO include: financial analysis and reporting, AP/AR, payroll, admin/legal, HR and IT;
•	Assess corporate and financial risks and works to minimize them;
•	Budget, forecast and help oversee current and future investments and capital structures; Manage the processes for financial forecasting and budgeting ensuring company funds are sufficient;
•	Ensure all fiscal reports and statements are completed in compliance with the appropriate regional GAAP;
•	Work with the CEO and Executive Chairman as a partner, to support POINT in its relationships with shareholders and financial institutions;
•	Support CEO and Executive Chairman to develop and implement financial strategies;
•	Work with the CEO and Executive Chairman to negotiate key financing transaction, merger and acquisition transactions, in- and out-licensing deals and key contracts;
•	Act as an adviser and confidant to the Chief Executive Officer;
•	Foster ethical and responsible decision making within the Company;
•	Maintain an awareness of the competitive market landscape, expansion opportunities and industry developments;
•	As CFO, ensure that the Company maintains high social responsibility wherever it does business;
•	Represent the Company as required, including attendance of important functions, industry events and public meetings.

BOARD COMMITTEES

•	Lead Audit Committee of the Board.

BOARD MEETING

•	Provide financial reporting to the Directors of the Company.

SHAREHOLDER MEETINGS

•	Provide financial reporting to shareholders.

Exhibit 2.3.5: Permitted External Roles

1.       none

OFFICE 833.544.2637
FAX 647.243.8490

22 St. Clair Avenue East, Suite 1201
Toronto, Ontario, M4T 2S3, Canada

4850 W 78th St Indianapolis, Indiana, 46268, USA

March 8, 2021

William (Bill) Demers

7373 Concession 1 RR2

Puslinch, ON N0B 2J0

Dear Bill

In connection with the Employment Agreement (the “Employment Agreement”) dated July 24, 2020 between you and Point Biopharma Corp. (the “Company”), you agree that the provisions set out in this letter agreement amend the Employment Agreement.

Signing Bonus

You have agreed with the Company to accept a signing bonus of $2,000.00, which will be paid to you by the Company in consideration for your agreement to the amendments to the Employment Agreement set out in this letter agreement as evidenced by your signed Acceptance below.

Definitions

The definitions of “Affiliate” and “Key Contacts” in Sections 1.1.2 and 1.1.15 of the Employment Agreement are deleted and replaced with the following:

1.1.2 “Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person and “Protected Affiliate” means an Affiliate with whom you have been actively engaged in business contact in the course of your employment with the Company in the 18 months prior to the Termination Date (as that term is defined in subsection 5.3.3.1 of this Agreement) or in respect of whom you acquired confidential or proprietary information during the course of your employment with the Company that the Company has a reasonable and legitimate business interest in protecting from use or disclosure by its former employees

1.1.15 “Key Contacts” means the actual and potential licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers, lenders or merger candidates, suppliers and customers of the Company or any Protected Affiliate with whom you have been actively engaged in business contact or actively engaged in researching, developing or preparing a business pitch or proposal in the course of your employment with the Company in the 18 months prior to the Termination Date, or in respect of whom you acquired confidential or proprietary information during the course of your employment with the Company that the Company has a reasonable and legitimate business interest in protecting from use or disclosure by its former employees.

Restrictive Covenant

Sections 5.3 and 5.4 of the Employment Agreement are deleted and replaced with the following:

5.3       Restrictive Covenants

During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 18 months thereafter for Section 5.3.3, regardless of the reason for such termination, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:

OFFICE 833.544.2637
FAX 647.243.8490

22 St. Clair Avenue East, Suite 1201
Toronto, Ontario, M4T 2S3, Canada

4850 W 78th St Indianapolis, Indiana, 46268, USA

5.3.1       carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking within Canada and the United States that:

.1       is involved in the business or in the sale, distribution, development or supply of any product or service that is the same as or substantially similar to the products or services offered by the Company as at the date of the termination of your employment (the “Termination Date”); or

.2       competes in a substantial or material way with the Company with respect to any aspect of the Business as at the Termination Date; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

5.3.2       agree to be employed by any Person that was a Key Contact as at the Termination Date for any business purpose that is competitive with the Business in any substantial or material way; or make use of any list or proprietary information of or relating to a Key Contact for the purpose of competing with the Company; or be involved in the sale to, solicitation of or servicing of any Key Contact where such sale, solicitation or servicing is with respect to services or products which are the same or substantially similar to or which compete with products or services sold or provided by the Company as at the Termination Date; or otherwise attempt to interfere with or damage the Company’s business relationship with any Key Contact; or

5.3.3       solicit, divert, entice, persu or take away from the Company or any Protected Affiliate the Company has a reasonable need to protect against (a “Protected Affiliate”), or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Protected Affiliate, or any Person that was an employee or contractor of the Company or any Protected Affiliate (but in any case, with whom you have had business contact in the course of your employment with the Company during the 18 months prior to the Termination Date) to terminate, discontinue or alter to the detriment of the Company, his, her or its employment or engagement relationship with the Company or its Protected Affiliates or otherwise attempt to interfere with or damage the Company’s or a Protected Affiliate’s relationship with any such person.

5.4          Provisions Reasonable

You hereby acknowledge and agree that:

5.4.1       the Company has a material interest in preserving the relationships it has developed with its Key Contacts against impairment by competitive activities of a former employee;

5.4.2       during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and establish relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Protected dealing with such Key Contacts; and

5.4.3       in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business and any Protected Affiliate and you further agree that these restrictions and your agreement to them are of major importance to the Company, which would not employ or continue to employ you if you did not agree to them.

OFFICE 833.544.2637
FAX 647.243.8490

22 St. Clair Avenue East, Suite 1201
Toronto, Ontario, M4T 2S3, Canada

4850 W 78th St Indianapolis, Indiana, 46268, USA

Non-Disparagement

Section 7.9 of the Employment Agreement is deleted and replaced with the following:

You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature and including any comments, statements or postings via any social media website or application, including but not limited to Facebook, Twitter, LinkedIn, Flickr, YouTube, Picase, Snapchat, Instagram, TikTok or Clubhouse) to any Person regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.

No Other Amendments

The parties acknowledge and agree that, except as specifically amended above in this letter agreement, the Employment Agreement (including all definitions therein) remains in full force and effect, unamended. All capitalized terms in this letter agreement which are not otherwise defined shall have the same meaning as in the Employment Agreement.

/s/ Joe McCann
For and on behalf of Point Biopharma Corp.

Acceptance

I have read and understand the terms and conditions of employment set out in the Employment Agreement , as amended by this letter agreement and I agree to and accept them freely and voluntarily. I confirm that I have had the opportunity to obtain advice regarding its contents, including from counsel of my choice. I understand that, in the event of the termination of my employment (including without just cause), my entitlements will be limited to those specified in this agreement.

Signed in Toronto, Ontario on March , 2021.

/s/ Donna Husack		/s/ Bill Demers
Witness Signature		William Demers

Name:	Donna Husack